UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2009
DEMANDTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33634	94-3344761

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
One Circle Star Way, Suite 200
San Carlos, CA 94070

(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (650) 226-4600
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 21, 2009, DemandTec, Inc. (the “Company”) entered into a Lease agreement (the “Lease”) with Franklin Templeton Companies, LLC (the “Lessor”) for office space at One Franklin Parkway, Building 910 (second and third floors), San Mateo, California (the “Premises”). The Company intends to use the Premises as its new corporate headquarters. The size of the Premises is approximately 81,876 rentable square feet (provided that the deemed rentable square footage during the first year of the Lease shall be only 50,000 rentable square feet, and the deemed rentable square footage during the second year of the Lease shall be only 60,000 rentable square feet). The term of the Lease runs from December 1, 2009 through November 30, 2017, subject to the Company’s right to terminate the Lease upon payment of certain termination fees effective as of November 30, 2014. The aggregate minimum lease commitment under the Lease is approximately $10.1 million. Rent payments under the Lease are on a “full service” basis. The Company has provided the Lessor a $223,137 cash security deposit and a $917,011 letter of credit to secure its obligations under the Lease. The Lessor has provided the Company with a tenant improvement allowance of up to $265,000, and has agreed to assume the Company’s payment obligations (equal to approximately $200,000) under its existing sublease for the Company’s current corporate headquarters in San Carlos, California for the period from December 1, 2009 through February 28, 2010, the expiration date of such sublease.
The summary above is not intended to be complete and is qualified in its entirety by reference to the complete text of the Lease attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 hereof is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

Exhibit	Description
Exhibit 10.1	Lease dated as of September 21, 2009 between DemandTec, Inc. and Franklin Templeton Companies, LLC

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEMANDTEC, INC.
DATE: September 25, 2009	By:	/s/ Michael J. McAdam
Michael J. McAdam
General Counsel and Secretary